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                                                              Exhibit 10.15


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                                 [LETTERHEAD]


December 8, 1997


Mr. Anthony P. Johns
207 Pebble Beach Place
Blue Bell, PA 19422

Dear Mr. Johns:

     CTI Group (Holdings) Inc. (the "Company") agrees to retain you as its President and Chief Executive Officer on the following terms:

     1. Term. The term of your employment under this agreement shall begin on the first of April, 1998 and end on the 31st of March 2001 ("the Employment Period").

     2. Duties. During the Employment Period, you shall devote substantially all of your working time and effort to the Company's affairs. You shall not be employed by or devote substantial time to any other business. You may, however, attend to personal and charitable activities that do not conflict with the affairs of the Company or your duties as President and Chief Executive Officer. Your specific duties shall be those from time to time prescribed by the Company's Board of Directors.

     3. Standards. During the Employment Period, you shall manage the affairs of the Company and its subsidiaries in good faith, in the long-term best interests of the Company and in accordance with law, the Company's organizational documents and the highest managerial standards. You shall be subject to the direction of the Company's Board of Directors whom you shall keep informed of the Company's affairs.

     4. Director. During the Employment Period, the Company shall nominate you to be a director of the Company. The Company shall use its best efforts to cause you to be elected and continue to remain a director of the Company during the Employment Period, unless you resign.

     5. Base Salary. During the Employment Period, the Company shall pay you a base salary at a rate of $175,000 per annum (less taxes and other amounts required to be withheld). The base salary shall be paid to you in equal installments on the 15th day and the last day of each month. Should CTIG regain its listing on NASDAQ, at this point, your salary will be increased to $200,000.

     6. Profit Sharing. While you shall remain in the employ of the Company, you shall be entitled, subject to the provisions hereafter set forth, to receive, with respect to each full fiscal year of the Company during which your employment hereunder shall be continued, as additional compensation for your services, an amount equal to five percent (5%) of the pretax profit of the Company (as defined in accordance with generally accepted accounting principals consistently applied) for such fiscal year. This amount will be paid to you within thirty (30) days after the Company has received the report of its auditors with respect to its fiscal year-end financial statements.


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     This Section shall be inoperative at any time during which its operation would jeopardize the qualification of any tax qualified employee benefit plan then maintained by the Company.

     7. Benefit Plans. During the Employment Period, you may participate in any health insurance plan, pension plan and similar benefit plans the Company may maintain, at the Company's expense, for the benefit of its employees. The Company shall provide you with an automobile allowance of $925 per month.

     8. Expenses. The Company shall pay or reimburse all your reasonable and properly documented travel, business, and other expenses in the performance of services for the Company during the Employment Period.

     9. Vacation. You shall be entitled to take one week of vacation during each fiscal quarter during the Employment Period, which vacation, if not taken in any such quarter, shall be cumulated with vacation accrued in a later quarter.

     10. Accommodation Allowance: (a) During your employment by the Company, it shall provide you an accommodation allowance of $1,300 per month in recognition of your need to maintain a residence both here and in the UK in order to fulfill your duties hereunder.

             (b) The Company shall, on your behalf and at the Company's expense, undertake proceedings necessary or appropriate to entitle you to legally reside in the United States during the Employment Period. You shall cooperate with the Company in providing any information, making appropriate applications, and taking such other action as the Company may reasonably request or as may otherwise be necessary in connection with such proceedings.

     11. Termination. (a) The Company may terminate your employment and your position as a director of the Company

         (1) if you shall die;

         (2) if you shall become physically or mentally unable to perform fully your duties under this agreement;

         (3) if you shall be unable to legally reside in the United States;

         (4) if you shall fail to perform your duties hereunder in accordance with the standards set forth above;

         (5) if you shall be formally charged with a felony, commit a fraudulent or dishonest act, commit a gross abuse of authority or discretion, breach your fiduciary duty or breach any other duty imposed by law on an officer; or

         (6) for gross and continued insubordination;

         (7) for cause that would permit the removal of a director of a Delaware corporation for cause.

             (b) Upon any termination of your employment pursuant to Section 11(a), the Company shall not be obligated to make any payment and shall have no further obligation under this agreement, except for the payment of base salary accrued under Section 5 through the date of such termination.

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             (c) Anthony P. Johns shall have the right to terminate his employment at any time for no reason upon giving 90 days prior written notice to the Company and upon giving such notice, Anthony P. Johns shall be entitled to the payment of base salary accrued under Section 5 and incentive plans payment accrued under Section 6 through the date of such termination.

             (d) Under all circumstances, the Company shall reimburse you for expenses incurred by you as set forth in paragraphs 8 and 10.

     12. Competition. (a) For three years from the date of this Agreement, regardless of whether or not your employment is terminated, you shall not directly or indirectly engage in, invest in or support any competing business in the United States.

             (b) Engaging in, investing in or supporting any business includes being an officer, director, owner, employee, shareholder or partner or a beneficial owner of more than 5% of the outstanding stock of a publicly traded company and includes assisting others in engaging in such business and inducing employees of the Company or its subsidiaries to engage in such business.

             (c) Competing business includes any business substantially similar to that of the Company or any of its subsidiaries at any time during the term of this agreement or at the time you enter into the competing business, in any geographical area in which the Company or any of its subsidiaries does or is considering doing business at any such time.

     13. Confidentiality. (a) All equipment, notebooks, documents, memoranda reports files, correspondence and other written or graphic records affecting or relating to the Company or any of its affiliates or their business, customers, property or processes that you may prepare, use, observe, possess or control shall be and remain the Company's sole property. You shall not retain any copy, note or abstract of any such materials or of any confidential information after the end of your employment by the Company.

             (b) You shall not at any time during or after your employment by the Company disclose, use, copy or make notes of any confidential information except that (1) during the term of your employment you may make disclosures in publicly filed or released documents in accordance with securities laws,
(2) you may disclose information when compelled by law or judicial process,
(3) you may use, copy and make notes of information in the ordinary exercise of your duties to the Company and (4) you may disclose information to employees, officers, directors and agents of the Company that you believe trustworthy.

             (c) Confidential information includes all ideas, materials and information you may learn, conceive, create, observe, prepare or develop in the course of or in connection with your employment by the Company concerning any matters affecting or relating to the Company, its affiliates or their business, customers, property, or processes. It also includes any other confidential or proprietary information you may have about the Company, its affiliates or their business, customers, property or processes. It does not include information in the public domain before you use or disclose it.

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             (d) You shall promptly and fully disclose to the Company all tangible work product, contacts or possible transactions with customers and ideas, trade secrets or know-how made, developed or conceived by you during the Employment Period (whether or not conceived or developed during your working hours) with respect to which the equipment, supplies, facilities or information of the Company was used, which shall in any way relate to the business conducted or contemplated to be conducted by the Company or its affiliates. All such work product, ideas, trade secrets and know-how shall be and remain the sole and exclusive property of the Company. At the request of the Company, you shall assist the Company in any reasonable way (but at the Company's expense) to vest in the Company title to all such product, ideas, trade secrets and know-how and to obtain any patents, trademarks or copyrights thereon.

     14. No Conflict. You hereby represent the Company that you are not a party to, you are not bound by, nor have you greed to become a party to any employment, consulting agency or other agreement or understanding (other than this agreement) or any other agreement that could in any way conflict with this agreement or your ability to perform your duties hereunder in accordance with the standards set forth herein.

     15. Miscellaneous. (a) This agreement constitutes the entire understanding of the parties relating to the subject matter hereof. Neither party shall be bound by any change, release or termination of this agreement unless it is in writing and signed by such party.

             (b) If any provision of this agreement shall be adjudicated to be invalid or unenforceable, such provision shall be amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only for the operation of such provision in the particular jurisdiction in which such adjudication is made.

             (c) If you breach or threaten to breach any provision of this agreement, the Company shall be entitled to any injunction restraining you from such breach. The Company shall not be prohibited from pursuing any other remedy available at law or equity for such breach or threatened breach of this agreement.

             (d) The Company shall withhold such amounts from any compensation or other benefits referred to in this agreement as payable to you on account of payroll and other taxes as may be required by applicable law or regulations of any governmental authority.

             (e) Pennsylvania law governs this agreement.

             (f) You may not assign any interest you have in this agreement. The Company may assign this agreement to any successor to its business.




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     Please confirm your agreement to the foregoing by signing below. This
Employment Agreement becomes effective only in the event of the closing of the acquisition of Databit and it is signed by all parties hereto who, intending to be legally bound, hereby, do agree to all of the above terms and conditions.

               CTI Group (Holdings) Inc.

               Approved on behalf of
               the Board of Directors


               By: /s/ Francis O. Hunnewell    and By:    /s/ Rupert Armitage
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                  Francis O. Hunnewell                   Rupert Armitage
                  Director                               Director



/s/ Anthony P. Johns
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Anthony P. Johns



                                                Attest:


                                                    /s/ Mary Ann Davis
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